                                                                   EXHIBIT 10.1

                           THE CHASE MANHATTAN BANK

                             CHASE SECURITIES INC.

                                                                   May 23, 1997

AV Acquisition Corp.
345 Park Avenue
New York, NY 10154

                 $760,000,000 SENIOR SECURED CREDIT FACILITIES
                               COMMITMENT LETTER

Ladies and Gentlemen:

  You have advised The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") that AV Acquisition Corp. (the "Investor"), a Delaware corporation to be wholly owned by Blackstone Capital Partners II Merchant Banking Fund L.P. (the "Fund") and certain other investors designated by (and consisting principally of affiliates of) the Fund, proposes to acquire approximately 96% of the equity of CommNet Cellular Inc. ("CommNet"), a Colorado corporation, pursuant to an Agreement and Plan of Merger between CommNet and the Investor (the "Recapitalization Agreement"), and, in conjunction therewith, the series of transactions described below and in the Summary of Principal Terms and Conditions (the "Term Sheet") attached hereto as Exhibit A will be consummated (collectively, the "Recapitalization").

  As part of the Recapitalization, (a) the Investor will receive cash contributions as common equity in an aggregate cash amount of not less than the amount previously disclosed to Chase and will merge with and into CommNet in a transaction (the "Merger") in which (i) CommNet will be the surviving corporation, (ii) the Fund and the other investors will receive approximately 87% of the post-Merger common stock of CommNet and (iii) the pre-Merger shareholders of CommNet will receive cash in an aggregate amount of approximately $498 million and retain approximately 13% of the post-Merger common stock of CommNet, which together with the acquisition of common stock by the Fund and other investors referred to in clause (ii) above will indicate a total equity value for CommNet of approximately $519 million, (b) CommNet will contribute all its assets to Cellular, Inc. Financial Corporation, a wholly owned subsidiary of CommNet (the "Borrower"), or a wholly owned subsidiary of the Borrower (other than assets the transfer of which requires regulatory or third party approvals which you are unable to obtain after exercising diligent efforts or would result in material adverse tax consequences to the Borrower), (c) the Borrower will repay in full the loans outstanding under and terminate its existing senior secured credit facility (the "Existing Credit Facility"), (d) CommNet will consummate debt tender offers and consent solicitations in respect of its 11 3/4% Senior Subordinated Notes Due 2003 and its 11 1/4% Subordinated Notes Due 2005 (collectively, the "Notes") pursuant to which it will repurchase or redeem Notes in amounts, at prices and on terms satisfactory in all respects to Chase (it being understood that the amounts, prices and terms set forth in Schedule 2.12 of the CCI Disclosure Schedule to the Recapitalization Agreement are satisfactory to Chase), and as a result of which all significant negative covenants applicable to the Notes will be eliminated, and (e) the Borrower will obtain the senior secured credit facilities (the "Facilities") described in the Term Sheet. You have requested that Chase commit to provide the entire principal amount of the Facilities and that CSI agree to structure, arrange and syndicate the Facilities.

  In connection with the foregoing, Chase is pleased to advise you of its commitment (the "Commitment") to provide the entire principal amount of each of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Term Sheet. You hereby agree that Chase will act as the sole and exclusive Administrative Agent, Collateral Agent and Documentation Agent for the Facilities, that CSI will act as the sole and exclusive Arranger and Syndication Agent for the Facilities, and that each of Chase and CSI will perform the duties customarily associated with such roles. No other agents or co-agents will be appointed, and no other titles will be awarded to any Lender (as defined below), unless approved by CSI and you. It is further understood and agreed that no Lender will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Facilities.

  Chase reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or portions of its Commitment to one or more financial institutions, reasonably acceptable to the Administrative Agent and you, that will become parties to such definitive documentation pursuant to a syndication to be managed by CSI (the financial institutions becoming parties to such definitive documentation being collectively called the "Lenders"). You agree actively to assist CSI and Chase in achieving a timely syndication of the Facilities that is satisfactory to CSI, Chase and you. This will be accomplished by a variety of means, including direct contact during the syndication (at times mutually agreed upon) among the senior officers, representatives and advisors of the Investor, the Fund, CommNet and the Borrower on the one hand, and the proposed Lenders, on the other hand. Such assistance shall also include your using your reasonable efforts to have the syndication and arrangement efforts benefit from the Investor's, the Fund's, CommNet's and the Borrower's lending relationships.

  It is understood and agreed that CSI will, in consultation with you, manage all aspects of the syndication, including selection of Lenders reasonably acceptable to you, determination of when CSI will approach potential Lenders, any naming rights and the final allocations of the commitments among the Lenders. It is also understood and agreed that the amount and distribution of the participation fees among the Lenders will be at CSI's sole discretion, after consultation with you. To assist CSI in its syndication efforts, you agree, upon CSI's reasonable request, (a) promptly to provide, and to cause the Fund and your other affiliates and advisors to provide (and to use your reasonable efforts to cause CommNet and the Borrower to provide), to CSI and Chase financial and other information in your or their possession with respect to the Investor, CommNet, the Borrower, the Recapitalization and any other transactions contemplated hereby, including but not limited to information and projections prepared by you or the Fund or by your or its advisors on your or its behalf relating to the Investor, CommNet, the Borrower, the Recapitalization or the other transactions contemplated hereby, (b) to make your senior officers, and to use reasonable efforts to cause CommNet's and the Borrower's senior officers to be made, available to prospective Lenders, (c) to assist, and to use reasonable efforts to cause CommNet, the Borrower and your and the Fund's affiliates and advisors to assist, CSI in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) to host, with CSI, a meeting or meetings of prospective Lenders, provided that, notwithstanding the foregoing, you shall not be required to provide to CSI or Chase any work product prepared by Deloitte & Touche L.L.P. in connection with its due diligence.

  As consideration for the Commitment and CSI's agreement to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances.

  You hereby represent and covenant that (a) to the best of your knowledge, all information (excluding information of a general economic nature and financial projections) concerning the Investor, CommNet, the Borrower, the Recapitalization and other transactions contemplated hereby (the "Information") that has been or will be prepared by or on behalf of the Investor, the Fund or any of their authorized representatives and that has been made or will be made available to CSI or Chase by you or any of your or its authorized representatives in connection with the transactions contemplated hereby, when taken as a whole, will be complete and correct in all material respects (after giving effect to all written updates thereto delivered to Chase or CSI prior to the Closing Date (as defined in the Term Sheet)) and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) to the best of your knowledge, all financial projections concerning the Investor, CommNet, the Borrower, the Recapitalization and the other transactions contemplated hereby (the "Projections") that have been prepared by or on behalf of the Investor, the Fund or any of their authorized representatives and that have been or will be made available to CSI or Chase by you, the Fund or any of your or its authorized representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the Information and the Projections from time to time until the closing of the Facilities so that the representations and covenants in the preceding sentence remain correct. In arranging the Facilities, including the syndication of the Facilities, CSI and Chase will be using and relying primarily on the Information and the Projections without independent verification thereof.

  The Commitment is subject to (a) Chase's satisfaction that the Investor, CommNet, the Borrower and the subsidiaries of CommNet and the Borrower are not subject to material contractual or other restrictions that would be violated by the contemplated transactions, including the granting of the security interests and guarantees contemplated by the Term Sheet and the payment of dividends by subsidiaries, (b) there not having occurred any material adverse change in the assets, business, properties, financial condition or results of operations of CommNet and its subsidiaries, taken as a whole, since March 31, 1997, (c) there not having occurred and being continuing any material disruption of, or material adverse change in, financial, banking or capital markets since the date hereof, (d) there being no competing offering, placement or arrangement of any indebtedness by or for the use of CommNet prior to the closing of the Facilities, (e) Chase having been afforded the opportunity to review the Recapitalization Agreement and being reasonably satisfied with such Agreement (including the schedules and exhibits thereto) and (f) the other conditions set forth herein and in the Term Sheet.

  In addition, the Commitment is subject to the negotiation, execution and delivery of definitive documentation with respect to the Facilities satisfactory to Chase. Such documentation shall contain such indemnities, covenants, representations and warranties, events of default (including but not limited to Change in Control (to be defined)), conditions precedent, security arrangements and other terms and conditions as shall be satisfactory to Chase and the Borrower. These matters that are not covered by or made clear under the provisions hereof or of the Term Sheet are subject to the approval and agreement of Chase and you (it being understood that the terms and conditions of the definitive documentation with respect to the Facilities shall not be inconsistent with the terms and conditions set forth herein or in the Term Sheet).

  By executing this Commitment Letter you agree (a) to indemnify and hold harmless CSI, Chase and the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Recapitalization, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any legal or other expenses reasonably incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they result primarily from the willful misconduct or gross negligence of any indemnified party, and (b) to reimburse CSI and Chase from time to time, upon presentation of a summary statement in reasonable detail, for all reasonable out-of-pocket expenses (including but not limited to expenses of due diligence investigation (which has been satisfactorily completed), local counsel and other consultants' fees (if such local counsel and consultants are engaged with your prior written consent), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel) incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities and the security arrangements in connection therewith. No person indemnified under this paragraph shall be responsible or liable to any other person for consequential damages that may be alleged as a result of this Commitment Letter, the Fee Letter, the Term Sheet, the Recapitalization, the Facilities or any related transaction. Subject to the provisions of the fourteenth paragraph of this Commitment Letter, the provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the Commitment.

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

  You agree that you will not disclose this Commitment Letter, the Term Sheet, the Fee Letter, the contents of any of the foregoing or the activities of CSI or Chase pursuant hereto or thereto to any person without the prior approval of CSI and Chase, except that (a) you may disclose this Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof (i) to the officers, employees, attorneys and advisors of the Investor and The Blackstone Group L.P. and their limited partners and members on a confidential and need-to-know basis and (ii) as required by applicable law or compulsory legal process or in the prosecution of any proceeding initiated by the Fund, CommNet, the Borrower or the Investor or any of their affiliates and (b) you may disclose this Commitment Letter and the Term Sheet and the contents hereof and thereof on a confidential basis to CommNet, the Borrower and their respective attorneys and advisors in connection with the transactions contemplated hereby, it being expressly understood and agreed that neither the Fee Letter nor the contents thereof may be so disclosed pursuant to this clause (b) without the consent of CSI and Chase. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the Commitment.

  You acknowledge that Chase and CSI and their affiliates may be providing financing or other services to other companies that have or may in the future have interests conflicting with your own interests in the transactions contemplated hereby. Chase and CSI agree that they will not use information obtained from you in the course of the transactions contemplated hereby in connection with the performance by Chase or CSI of services for such other companies, and will not furnish any such information to such other companies. You acknowledge that Chase and CSI have no obligation to use in connection with the transactions contemplated hereby or to furnish to you confidential information obtained by them from other companies.

  Neither this Commitment Letter nor the Commitment shall be assignable by you without the prior written consent of Chase, and any attempted assignment shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of CSI, Chase and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Chase may perform certain of the duties and activities described hereunder through any of its affiliates, including, without limitation, CSI. The provisions of the second preceding paragraph shall apply with equal force and effect to any such affiliates so performing any of such duties or activities.

  Your obligations and representations under this Commitment Letter, other than those arising under the fourth, fifth, seventh and eleventh paragraphs of this Commitment Letter, shall automatically terminate and be superseded by the provisions of the definitive documentation for the Facilities upon the closing of the Facilities and the consummation of the Recapitalization.

  Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to CSI and Chase the enclosed duplicate originals of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on May 27, 1997, failing which the Commitment will expire at such time. In the event that the initial borrowing in respect of the Facilities does not occur on or before December 31, 1997 (or such later date to which the term of the Recapitalization Agreement may be extended as a result of the failure to obtain requisite regulatory consents for the Recapitalization, but in no event after the one year anniversary of the date of the Recapitalization Agreement), then this Commitment Letter and the Commitment shall automatically terminate unless each of CSI and Chase shall agree to an extension.

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

  CSI and Chase are pleased to have been given the opportunity to assist you in connection with this important financing.

                                          Very truly yours,
                                          The Chase Manhattan Bank
                                          by
                                              /s/ B. Joseph Lillis
                                              _________________________
                                              Name: B. Joseph Lillis
                                              Title: Managing Director

                                          Chase Securities Inc.
                                          by
                                              /s/ Roderick N. Reed
                                              _________________________
                                              Name: Roderick N. Reed
                                              Title: Managing Director

Accepted and agreed to as of
the date first written above:
AV Acquisition Corp.
by
    /s/ Mark T. Gallogly
  _________________________
  Name: Mark T. Gallogly
  Title:  President

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

                                                                      EXHIBIT A
CONFIDENTIAL
May 23, 1997

                 $760,000,000 SENIOR SECURED CREDIT FACILITIES
                   SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

BORROWER:

  Cellular, Inc. Financial Corporation (the "Borrower"), a wholly owned subsidiary of CommNet Cellular Inc., a Colorado corporation ("CommNet"). Following the consummation of the Merger described below, approximately 87% of the outstanding capital stock of CommNet will be owned by Blackstone Capital Partners II Merchant Banking Fund L.P. (the "Fund") and certain other investors designated by (and consisting principally of affiliates of) the Fund (such investors are referred to collectively as the "Participants"), and the remainder of the outstanding capital stock of CommNet will continue to be held by existing shareholders of CommNet.

ARRANGER:

  Chase Securities Inc. ("CSI") will act as arranger for the Facilities and will perform the duties customarily associated with such role.

ADMINISTRATIVE AGENT:

  The Chase Manhattan Bank ("Chase") will act as administrative agent, collateral agent, syndication agent and documentation agent (collectively, the "Agent") for a syndicate of financial institutions reasonably satisfactory to Chase and the Borrower (the "Lenders") and will perform the duties customarily associated with such roles. Chase will also provide the swingline availability described below.

RECAPITALIZATION:

  Pursuant to or in connection with the transactions provided for in an Agreement and Plan of Merger (the "Recapitalization Agreement") between CommNet and AV Acquisition Corp. (the "Investor"), which will be owned by the Fund and the Participants, (a) the Investor will be merged with and into CommNet in a transaction (the "Merger") in which (i) CommNet will be the surviving corporation, (ii) the Fund and the Participants will receive approximately 87% of the common stock of CommNet and (iii) the pre-Merger shareholders of CommNet will receive cash in an aggregate amount of approximately $498 million and retain approximately 13% of the common stock of CommNet, which together with the acquisition of common stock by the Fund and Participants referred to in clause (ii) above will indicate a total equity value for CommNet of approximately $519 million, (b) CommNet will contribute all its assets to the Borrower or a wholly owned subsidiary of the Borrower (other than assets the transfer of which requires regulatory or third party approvals which the Borrower is unable to obtain after exercising diligent efforts or results in material adverse tax consequences), (c) the Borrower will terminate, and repay in full the estimated approximately $28 million of indebtedness outstanding under, its existing senior secured credit facility (the "Existing Credit Facility"), (d) CommNet will consummate debt tender offers and consent solicitations in respect of its 11 3/4% Senior Subordinated Notes Due 2003 and its 11 1/4% Subordinated Notes Due 2005 (collectively, the "Notes") pursuant to which it will repurchase or redeem Notes in amounts, at prices and on terms satisfactory in all respects to Chase (it being understood that the amounts, prices and terms set forth in Schedule 2.12 of the CCI Disclosure Schedule to the Recapitalization Agreement are satisfactory to Chase), and as a result of which all significant negative covenants applicable to the Notes shall be eliminated, and (e) the Borrower will obtain the senior secured credit facilities (the "Facilities") described under the caption "Facilities" below.

FACILITIES:

  (A) A Senior Secured Revolving Credit Facility providing for revolving loans to and letters of credit for the account of the Borrower in an aggregate principal amount at any time not to exceed $80,000,000 (the "Revolving

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

Facility"), of which up to an amount to be agreed upon may at any time be represented by letters of credit. A swingline subfacility in an amount to be agreed will be made available under the Revolving Facility by Chase (with Lenders sharing credit exposure ratably in accordance with their Revolving Facility commitments).

  (B) A Tranche A Senior Secured Term Loan Facility in a principal amount not to exceed $200,000,000 (the "Tranche A Term Facility").

  (C) A Tranche B Senior Secured Term Loan Facility in a principal amount not to exceed $100,000,000 (the "Tranche B Term Facility").

  (D) A Tranche C Senior Secured Term Loan Facility in a principal amount not to exceed $100,000,000 (the "Tranche C Term Facility").

  (E) A Tranche D Senior Secured Term Loan Facility in a principal amount not to exceed $280,000,000 (the "Tranche D Term Facility" and collectively with the Tranche A Term Facility, the Tranche B Term Facility and the Tranche C Term Facility, the "Term Facilities").

  The Revolving Facility and the Term Facilities are collectively referred to as the "Facilities."

PURPOSE:

  The proceeds of the borrowings under the Term Facilities will be used, first, to repay in full the Existing Credit Facility and to pay all consideration paid to repurchase or redeem all tendered Notes and then will be used, together with the proceeds from equity contributions to the Investor, to provide funds for the Recapitalization and to pay related fees, expenses and other transaction costs.

  The proceeds of borrowings and letters of credit under the Revolving Facility will be used for working capital and general corporate purposes.

FEES AND INTEREST RATES:

  As set forth on Annex I hereto.

AVAILABILITY:

  (A) The full amount of the Term Facilities must be drawn in a single drawing on the date the Recapitalization is consummated (the "Closing Date"). In the event less than $239,000,000 is required on the Closing Date to repurchase or redeem Notes, the Term Facilities will be reduced on a dollar-for-dollar basis in a manner to be agreed upon. Amounts repaid or prepaid under the Term Facilities may not be reborrowed. The Closing Date shall in no event occur later than a date to be agreed upon.

  (B) Loans and letters of credit under the Revolving Facility will be available at any time on or after the Closing Date and prior to the eighth anniversary thereof in an aggregate amount outstanding at any time not greater than the aggregate amount of the commitments outstanding under the Revolving Facility at such time.

LETTERS OF CREDIT:

  Letters of credit under the Revolving Facility will be issued by Chase (in such capacity, the "Fronting Bank") for the account of the Borrower. Each letter of credit shall expire no later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility.

  Drawings under any letter of credit shall be reimbursed by the Borrower within one business day. To the extent the Borrower does not reimburse the Fronting Bank within one business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Fronting Bank pro rata based upon their respective Revolving Facility commitments, with the amount of such reimbursement payment being deemed to be payment in respect of the participation of such Lender in the applicable letter of credit.

  The issuance of all letters of credit shall be subject to the customary procedures of the Fronting Bank.

AMORTIZATION:

  (A) Loans made under the Tranche A Term Facility will amortize in quarterly installments (in amounts reflecting the effect of seasonality) over eight years under a schedule to be agreed upon.

  (B) Loans made under the Tranche B Term Facility will amortize over nine years under a schedule to be agreed upon providing for nominal quarterly installments (in amounts reflecting the effect of seasonality) commencing in year 2 of such Facility and quarterly installments in amounts to be determined (which will reflect the effect of seasonality) during the last year thereof.

  (C) Loans made under the Tranche C Term Facility will amortize over nine and one half years under a schedule to be agreed upon providing for nominal quarterly installments (in amounts reflecting the effect of seasonality) commencing in year 2 of such Facility and quarterly installments in amounts to be determined (which will reflect the effect of seasonality) during the last year thereof.

  (D) Loans made under the Tranche D Term Facility will mature on the tenth anniversary of the closing date of the Facilities.

  (E) Loans under the Revolving Facility will mature, and commitments under the Revolving Facility will terminate, on the eighth anniversary of the Closing Date.

GUARANTORS:

  The obligations of the Borrower under the Facilities will be unconditionally and irrevocably guaranteed by CommNet and each of CommNet's and the Borrower's direct or indirect domestic subsidiaries (collectively, the "Guarantors"), in a manner reasonably satisfactory to the Borrower and its counsel, Chase and counsel for the Agent, except that subsidiaries having third party minority equity ownership will not be required to become Guarantors if CommNet is unable to obtain the consent of minority owners after using its good faith efforts.

SECURITY:

  The Facilities will be secured by valid, perfected first priority security interests in all the capital stock and equity interests held by CommNet or any of its direct or indirect subsidiaries, including the Borrower (except that no more than 65% of the capital stock and equity interests in any direct or indirect foreign subsidiary will be included as Collateral), and all the tangible and intangible assets (including but not limited to accounts and notes receivable evidencing obligations of subsidiaries, affiliates and others (which will be assigned to the Agent together with all related collateral, guarantees and other credit support), inventory, contract rights (including under partnership agreements, management agreements, operating agreements, affiliation agreements and similar agreements), real property, trademarks, trade names, equipment and proceeds of the foregoing) of the Borrower and the Guarantors (collectively, the "Collateral") in a manner reasonably satisfactory to the Borrower and its counsel, Chase and counsel for the Agent. At the request of the Borrower made prior to the Closing Date, assets will be excluded from the Collateral in specific circumstances where the Agent and the Borrower determine that the economic detriment to the Borrower of entering into such security arrangements or taking security interests in such assets would be excessive in view of the related benefits to be received by the Lenders. In addition, the Borrower shall have the right to exclude capital stock, equity interests and licenses (and other categories of assets to be reasonably agreed by the Borrower and the Agent) from the Collateral if inclusion of any such assets in the Collateral requires the consent of the governmental authorities or other third parties and the Borrower has been unable to obtain such consent after diligent efforts, so long as a substantial majority of the value of each such category of assets is included in the Collateral. All such security interests will be created pursuant to documentation reasonably satisfactory in all respects to the Agent and on the Closing Date such security interests shall have become perfected and the Agent shall have received satisfactory evidence as to the enforceability and priority thereof.

  None of the Collateral will be subject to any other liens, except as agreed to by Chase and permitted by the definitive credit documentation.

MANDATORY PREPAYMENT OR REDUCTION:

  The Borrower will be required to make mandatory prepayments of loans in amounts and at times to be agreed upon (subject to exceptions to be agreed upon), (a) for the fiscal year ending September 30, 1999, and each subsequent fiscal year, in an amount equal to 75% (which percentage will be reduced to 50% upon the satisfaction of financial performance tests to be determined) of the consolidated excess cash flow (to be defined) of CommNet and its subsidiaries (after giving effect to debt service on the Facilities and CommNet's proportionate interest in its subsidiaries, among other things), and
(b) in respect of 100% of the net proceeds of certain dispositions of assets or equity interests in subsidiaries or other persons or the incurrence of certain indebtedness by CommNet or any of its subsidiaries.

  Except as set forth under the caption "Special Application Provisions" below, mandatory prepayments of loans will be applied first to loans under the Term Facilities on a pro rata basis among the Term Facilities, and will be applied to remaining scheduled principal payments of the Term Loans in the order of maturity. When there are no longer outstanding loans under the Term Facilities, mandatory prepayments will be applied to permanently reduce loans, letters of credit and commitments under the Revolving Facility.

OPTIONAL PREPAYMENT OR REDUCTION:

  Loans may be prepaid, and revolving credit commitments may be permanently reduced, in whole or in part at any time in minimum amounts to be agreed upon at the Borrower's option. Any optional prepayment of LIBOR-based loans other than at the end of an interest period will be subject to reimbursement of redeployment costs.

  Except as set forth under the caption "Special Application Provisions" below, optional prepayments under the Term Facilities will be applied on a pro rata basis among the Term Facilities, and will be applied to remaining scheduled principal payments thereunder in the order of maturity.

SPECIAL APPLICATION PROVISIONS:

  The first portion in an aggregate amount to be agreed upon of mandatory (to the extent based on excess cash flow) or, at the election of the Borrower, optional prepayments of loans under the Facilities will be applied first, to prepay loans under the Tranche A Facility and then, as provided above in the last paragraph under the caption "Mandatory Prepayment or Reduction". Holders of Loans under the Tranche B Term Facility, the Tranche C Term Facility and the Tranche D Term Facility may, to the extent sufficient loans are outstanding under the Tranche A Term Facility, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to prepay loans under such Term Facilities shall be used on a pro rata basis to prepay loans under the Tranche A Term Facility and loans of Lenders under such Term Facilities who accepted the initial prepayment. In addition, the Borrower shall be entitled, at its election, (i) to afford the holders of loans under the Tranche B Facility, Tranche C Facility or Tranche D Facility the right to decline to accept any optional prepayment of Loans under such Facility in accordance with the special application provisions described in the immediate preceding sentence with respect to mandatory prepayments and (ii) to direct any optional prepayments solely to the prepayment of Tranche D Loans.

FACILITIES DOCUMENTATION:

  Usual for facilities and transactions of this type and reasonably acceptable to the Borrower and its counsel, Chase and counsel for the Agent. The documentation will include, among other documents, a single credit agreement (the "Credit Agreement") and appropriate collateral documents.

REPRESENTATIONS AND WARRANTIES:

  Usual for facilities and transactions of this type and reasonably acceptable to the Borrower and its counsel, Chase and counsel for the Agent, including but not limited to accuracy of financial statements; no material adverse change; absence of litigation; no violation of agreements or instruments; compliance with laws (including but not limited to ERISA, margin regulations, bank regulatory limitations and environmental laws); payment of taxes; ownership of properties; insurance; inapplicability of the Investment Company Act; solvency; effectiveness of regulatory approvals; environmental matters; accuracy of information; and validity, priority and perfection of security interests in the Collateral.

CONDITIONS PRECEDENT:

  Usual for facilities and transactions of this type and reasonably acceptable to the Borrower and its counsel, Chase and counsel for the Agent, including but not limited to delivery of satisfactory legal opinions, audited financial statements and other financial information; first-priority perfected security interests in the Collateral (subject to the exceptions to be agreed); accuracy of representations and warranties; absence of defaults, prepayment events or creation of Liens under debt instruments or other agreements as a result of the transactions contemplated hereby (other than in connection with the tender offers for Notes referred to under "Recapitalization" above); evidence of authority; material consents of all persons; compliance with applicable material laws and regulations (including but limited to ERISA, margin regulations, bank regulatory limitations and environmental laws); absence of material adverse change in the assets, business, properties, financial condition or results of operations of CommNet and its subsidiaries since March 31, 1997; payment of fees and expenses; and obtaining of satisfactory insurance.

  The Recapitalization shall be consummated simultaneously with the closing under the Facilities in accordance with applicable law and the Recapitalization Agreement and all related documentation, in each case, in the form previously approved by Chase, and otherwise on terms reasonably satisfactory to Chase, and Chase shall be satisfied that the aggregate level of fees and expenses to be paid in connection with the Recapitalization, the financing therefor and the other transactions contemplated hereby shall not exceed by a material amount the amount previously disclosed to Chase. The conditions to the Investor's obligations set forth in the Recapitalization Agreement shall have been satisfied without giving effect to waivers or amendments not approved by Chase and which are material and adverse to the interests of the Lenders.

  Notes shall have been repurchased or redeemed in amounts, or amended, at prices and on terms satisfactory in all respects to Chase and all significant negative covenants in respect of the Notes shall have been eliminated.

  The Existing Credit Facility shall have been repaid in full, all commitments thereunder shall have been terminated and all liens in respect thereof shall have been released.

  After giving effect to the Recapitalization and the other transactions contemplated hereby, (a) the Borrower and its subsidiaries shall have outstanding no preferred stock and no indebtedness other than the loans under the Facilities, an amount of Notes satisfactory to Chase and amounts of other indebtedness and preferred stock satisfactory to Chase, (b) the Borrower shall have no outstanding capital stock other than common stock owned by CommNet and
(c) CommNet shall have outstanding no indebtedness other than an amount of Notes satisfactory to Chase.

  Chase shall have received a satisfactory pro forma consolidated balance sheet of CommNet, together with a certificate of CommNet to the effect that such pro forma balance sheet fairly presents the pro forma financial position of CommNet and its subsidiaries in accordance with generally accepted accounting principles, and Chase shall be reasonably satisfied that such balance sheet and the transactions in connection with the Recapitalization and the financing arrangements contemplated hereby are consistent with the sources and uses delivered to Chase prior to the date hereof and are not materially inconsistent with the information or projections and the financial model delivered to Chase prior to the date hereof. The Borrower will also have provided such other financial information as Chase may reasonably request in connection with the Recapitalization.

  Chase shall have received a solvency letter, in form and substance and from an independent evaluation firm satisfactory to Chase, together with such other evidence reasonably requested by Chase of the solvency of each of CommNet and its subsidiaries and the Borrower and its subsidiaries, in each case on a consolidated basis after giving effect to the Recapitalization and the consummation of the other transactions contemplated hereby.

  All requisite material governmental authorities and all material third parties shall have approved or consented to the Recapitalization and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Recapitalization or the consummation of the other transactions contemplated hereby.

AFFIRMATIVE COVENANTS:

  Affirmative covenants usual for facilities and transactions of this type (including materiality concepts and other exceptions to be agreed upon) and reasonably acceptable to the Borrower and its counsel, Chase and counsel for the Agent. Affirmative covenants will address, without limitation, maintenance of corporate existence and rights; maintenance of rights under Collateral (including partnership agreements, management agreements, operating agreements, affiliation agreements and similar agreements); performance of obligations; delivery of financial information prepared in accordance with United States generally accepted accounting principles, including annual and quarterly consolidated financial statements, and compliance certificates; delivery of notices of default, litigation and other adverse matters; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with applicable laws and regulations; inspection of books and properties; payment of taxes and other liabilities; and further assurances in respect of guarantees and security interests. The Borrower will use its reasonable efforts where practicable or possible to effect for its benefit and the benefit of the Lenders the equivalent of a perfected first priority security interest in licenses held by subsidiaries and other affiliates of CommNet to which the Borrower has provided secured financing.

  The Borrower will provide the Lenders annually, at the times it is required to deliver audited financial statements, an operating and capital expenditure budget for CommNet and its subsidiaries for the next succeeding fiscal year.

NEGATIVE COVENANTS:

  Negative covenants usual for facilities and transactions of this type (including materiality concepts and other exceptions to be agreed upon) and reasonably acceptable to the Borrower and its counsel, Chase and counsel for the Agent. Negative covenants will address, without limitation, limitations on dividends and distributions on capital stock; limitations on redemptions and repurchases of capital stock and debt; limitations on prepayment of debt (with exceptions to be agreed upon); limitations on liens and sale/leaseback transactions; limitations on operating leases; limitations on loans and investments other than Permitted Investments (to be defined), with exceptions permitting CommNet, the Borrower and the subsidiaries of CommNet to make loans and investments in the ordinary course of business in a manner consistent with recent past practice; limitations on debt; limitation on the creation of any domestic subsidiary without causing such subsidiary to become a Guarantor in respect of the Facilities and to create liens on its assets for the benefit of the Lenders (except as contemplated under the captions "Guarantors" and "Security" above); limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted; and limitations on amendment of debt and other material agreements.

SELECTED FINANCIAL COVENANTS:

  The Credit Agreement will contain financial covenants appropriate in the context of the proposed transaction based upon the financial information and projections heretofore provided to the Agent and calculated on a consolidated basis, including but not limited to a debt to annualized EBITDA ratio, an annualized EBITDA to interest ratio, a pro forma debt service ratio and a fixed charges ratio.

EVENTS OF DEFAULT:

  Usual for facilities and transactions of this type (including grace periods and materiality concepts to be agreed upon) and reasonably acceptable to the Borrower and its counsel, Chase and counsel for the Agent, including but not limited to nonpayment of principal, interest, fees or other amounts when due; violation of covenants; inaccuracy of representations and warranties; cross default and cross acceleration to indebtedness of CommNet or any subsidiary; bankruptcy events; judgments; ERISA; actual or asserted invalidity of loan documents or security interests or of material agreements; and Change in Control (to be defined).

HEDGING:

  The Borrower shall hedge its interest rate expense on not less than an amount to be agreed of the aggregate principal amount of the Term Loan Facilities for a tenor to be agreed of the Term Loan Facilities pursuant to interest rate protection agreements reasonably satisfactory to Chase.

COST AND YIELD PROTECTION:

  Usual for facilities and transactions of this type, including but not limited to compensation in respect of prepayments (which will include reimbursement of redeployment costs in the case of prepayments of LIBOR-based loans other than at the end of an interest period), taxes, changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Agent or the other Lenders to provide customary protection for U.S. and non-U.S. banks.

ASSIGNMENTS AND PARTICIPATIONS:

  Lenders will be permitted to assign their loans, notes and commitments to other financial institutions, in aggregate amounts of not less than $5,000,000 and in increments of $1,000,000 with the consent of the Borrower (other than in the case of assignments to affiliates or to other Lenders), which shall not be unreasonably withheld (or, if determined by the Agent after consultation with prospective Lenders to be necessary for successful syndication, without the consent of, but upon consultation with, the Borrower) and, in the case of participations in letters of credit and Revolving Facility commitments, the Fronting Bank. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Facilities.

  In the event any Lender's long-term credit rating is downgraded to BBB+ or lower by Standard & Poor's (a division of The McGraw Hill Companies) or Baa1 or lower by Moody's Investors Service, Inc., the Fronting Bank will be permitted to replace such Lender with an assignee, subject to the restrictions set forth above.

  Lenders will be permitted to participate their loans, notes and commitments to other financial institutions without restriction. Any participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs. Voting rights of participants will be limited to proposed (a) increases in commitments, (b) reductions of principal, interest rates or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all Collateral securing the Facilities or guarantees thereof.

VOTING:

  Amendments and waivers of the Credit Agreement and other definitive credit documentation will require the approval of Lenders holding 51% or more of the loans and commitments except that (i) the consent of all the Lenders directly affected thereby shall be required with respect to (a) increases in commitments, (b) reductions of principal, interest rates or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all Collateral securing the Facilities or guarantees thereof and (ii) the approval of Lenders holding 51% or more of the Loans and commitments of each adversely affected Facility shall be required with respect to any amendment or waiver that (a) changes the allocation under a Term Facility of any optional or mandatory prepayments of loans under such Term Facility (or the application of such prepayments to the remaining amortization payments under the Term Facility) or (b) materially adversely affects such Facility in a manner different from the other Facilities.

EXPENSES AND INDEMNIFICATION:

  All reasonable out-of-pocket expenses (including but not limited to expenses incurred in connection with due diligence) of the Agent and the Arranger (and the Lenders for enforcement costs and documentary taxes) associated with the syndication of the Facilities or with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit Agreement (including in the case of the Agent internally allocated collateral monitoring fees) and the other documentation contemplated hereby and thereby are to be paid by the Borrower.

  The Borrower will indemnify the Agent, the Arranger and the Lenders and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable fees and disbursements of counsel) and liabilities arising out of or relating to the proposed transactions, including but not limited to the Recapitalization or any transactions connected therewith; provided that no such person will be indemnified for costs, expenses or liabilities arising from such person's gross negligence or wilful misconduct.

GOVERNING LAW AND FORUM:

  New York.

COUNSEL FOR AGENT AND ARRANGER:

  Cravath, Swaine & Moore.

                                                                        ANNEX I
                                                                   TO EXHIBIT A

INTEREST RATES:

  Interest will be payable on the outstanding loans based upon Adjusted LIBOR or ABR, as selected by the Borrower.

  The interest rates applicable to the Tranche A Term Facility and the Revolving Facility will be equal to Adjusted LIBOR or ABR, as applicable, plus a margin determined based upon the ratio of Total Debt to Annualized EBITDA (adjusted for seasonality) in effect from time to time, as set forth in the table below. Swingline advances will bear interest at ABR plus the applicable margin. The definition of Annualized EBITDA will reflect cash received from the repayment of affiliate advances.

  The interest rates applicable to the Tranche B Term Facility will be equal to Adjusted LIBOR plus 2.750% or ABR plus 1.750%.

  The interest rates applicable to the Tranche C Term Facility will be equal to Adjusted LIBOR plus 3.000% or ABR plus 2.000%.

  The interest rates applicable to the Tranche D Term Facility will be equal to Adjusted LIBOR plus 3.500% or ABR plus 2.500%.

  The Borrower may elect interest periods of 1, 2, 3 or 6 months (and 9 or 12 months if at the time of the relevant borrowing all the Lenders make interest periods of such length available) for Adjusted LIBOR borrowings.

  Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months or 90 days, as the case may be.

  ABR is the Alternate Base Rate, which is the higher of Chase's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%.

  Adjusted LIBOR will at all times include statutory reserves.

LETTER OF CREDIT FEE:

  A per annum fee equal at any time to the margin in effect at such time on Tranche A Term Facility LIBOR loans on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fee shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender's Revolving Facility commitment. In addition, the Borrower shall pay to the Fronting Bank, for its own account, (a) a per annum percentage to be agreed upon on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

COMMITMENT FEES:

  A commitment fee will accrue on the undrawn portion of the commitments in respect of the Revolving Facility in an amount determined based upon the ratio of Total Debt to Annualized EBITDA (adjusted for seasonality) in effect from time to time, as set forth in the table below, commencing to accrue on the date on which definitive documentation for the Facilities is executed, payable quarterly in arrears after such date (and on the Closing Date), provided that such fee shall not be payable unless the Recapitalization is consummated.

                             RATIO OF      ABR MARGIN
                           TOTAL DEBT TO      (PER    LIBOR MARGIN COMMITMENT FEE
                         ANNUALIZED EBITDA   ANNUM)   (PER ANNUM)   (PER ANNUM)
                         ----------------- ---------- ------------ --------------
Category 1..............  1 9.0              1.250%      2.250%        0.500%
Category 2..............  < 9.0 but 1 8.0    1.000%      2.000%        0.500%
Category 3..............  < 8.0 but 1 7.0    0.875%      1.875%        0.375%
Category 4..............  < 7.0 but 1 6.0    0.750%      1.750%        0.375%
Category 5..............  < 6.0              0.500%      1.500%        0.250%

  Until the first date after the Closing Date on which CommNet delivers financial statements and a computation of the ratio of Total Debt to Annualized EBITDA (adjusted for seasonality) in accordance with the Credit Agreement, Category 1 shall be deemed to be effective and the initial LIBOR Margin shall be 2.250% per annum, the initial ABR Margin shall be 1.250% per annum and the initial Commitment Fee shall be 0.500% per annum.